Exhibit 99.2

 Second Quarter 2022 Earnings Call  Tim Myers – Chief Executive Officer  Erick Asmussen – Chief Financial Officer  August 2, 2022

 Important Information  2  Forward-Looking Statements   This presentation contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions, projections, beliefs or opinions about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, relating to the condition of, or trends or developments in, the ground transportation, aerospace, building and construction, industrial, packaging and other end markets; Arconic’s future financial results, operating performance, working capital, cash flows, liquidity and financial position; cost savings and restructuring programs; Arconic's strategies, outlook, business and financial prospects; share repurchases; costs associated with pension and other postretirement benefit plans; projected sources of cash flow; and potential legal liability. These statements reflect beliefs and assumptions that are based on Arconic’s perception of historical trends, current conditions and expected future developments, as well as other factors Arconic believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and changes in circumstances, many of which are beyond Arconic’s control. Such risks and uncertainties include, but are not limited to: (a) continuing uncertainty regarding the duration and impact of the COVID-19 pandemic on our business and the businesses of our customers and suppliers including labor shortages and increased quarantine rates; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the end markets we serve; (d) the inability to achieve the level of revenue growth, cash generation, cost savings, benefits of our management of legacy liabilities, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (e) adverse changes in discount rates or investment returns on pension assets; (f) competition from new product offerings, disruptive technologies, industry consolidation or other developments; (g) the loss of significant customers or adverse changes in customers’ business or financial condition; (h) manufacturing difficulties or other issues that impact product performance, quality or safety; (i) the impact of pricing volatility in raw materials and inflationary pressures on our costs of production; (j) a significant downturn in the business or financial condition of a key supplier or other supply chain disruptions; (k) challenges to or infringements on our intellectual property rights; (l) the inability to successfully implement our re-entry into the U.S. packaging market or to realize the expected benefits of other strategic initiatives or projects; (m) our ability to complete the previously announced sale with respect to our Kawneer® business; (n) the inability to identify or successfully respond to changing trends in our end markets; (o) the impact of potential cyber attacks and information technology or data security breaches; (p) geopolitical, economic, and regulatory risks relating to our global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (q) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation and compliance matters; (r) restrictions imposed by authorities on our Russian operations; (s) our ability to complete the announced divestiture of our Russian operations and the impact of such divestiture on our business and operations; (t) reactions to or consequences of our announcement regarding the sale of our Russian operations, including the potential for our Russian operations to be nationalized or otherwise expropriated by the Russian government; (u) the impact of the conflict between Russia and Ukraine on economic conditions in general and on our business and operations; and (v) the other risk factors summarized in Arconic’s Form 10-K for the year ended December 31, 2021 and other reports filed with the U.S. Securities and Exchange Commission (SEC). The above list of factors is not exhaustive or necessarily in order of importance. Market projections are subject to the risks discussed above and in this presentation, and other risks in the market. The statements in this presentation are made as of the date of this presentation, even if subsequently made available by Arconic on its website or otherwise. Arconic disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

 Important Information (cont’d)  3  Non-GAAP Financial Measures  Some of the information included in this presentation is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these financial measures are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to any measure of performance or financial condition as determined in accordance with GAAP, and investors should consider Arconic’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Arconic. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP. Non-GAAP financial measures presented by Arconic may not be comparable to non-GAAP financial measures presented by other companies. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the appendix to this presentation. Arconic has not provided reconciliations of any forward-looking non-GAAP financial measures, such as adjusted EBITDA, free cash flow, and adjusted free cash flow, to the most directly comparable GAAP financial measures because such reconciliations are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of metal price lag, foreign currency movements, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume. Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

 2Q 2022 Results Improve Year Over Year as Demand Remains Strong  Continued   Year Over Year Profit Growth  Sales of $2.5 billion, up 41% year over year (up 17% organically), up 16% from prior quarter  Net income of $114 million, or $1.05 per share, compared with a net loss of $427 million, or $3.89 per share, in 2Q 2021  Adjusted EBITDA of $204 million, up 9% year over year  Cash provided from operations of $162 million  Favorable End Markets  Packaging market demand remains strong  Industrial market strength continues but production was hampered by Tennessee operational issues  Ground transportation market showed modest improvement sequentially  Aerospace sequential ramp accelerated for a third consecutive quarter  Solid building and construction demand and pricing driven by North American non-residential growth  Growing Free Cash Flow Supporting Disciplined Capital Allocation Strategy  Increased 2022 free cash flow guidance to approximately $300 million due to impact of declining aluminum prices on working capital  Repurchased ~1.3 million shares for ~$37 million and have repurchased ~6.7 million shares through June 30, 2022 for ~$214 million under two-year $300 million authorization that began in May 2021  Phase 2 investments on time and on budget for run rate $75 million Adjusted EBITDA in 2023 and Phase 3 projects continue through the planning process  4  See appendix for non-GAAP financial measure reconciliations.

2Q 2022 Sales Growth Led by Aerospace and Packaging

Ground Transportation

- Customer supply chain issues stabilizing, but automotive and commercial transportation production remains below historical levels

Building and Construction

- Pricing net of inflation driving top and bottom-line performance

Packaging

- North American volumes continue to ramp up

Industrial Products and Other

- Operational issues at Tennessee limited production as the facility ramps to full utilization
- Demand and pricing remain strong

Aerospace

- Production rates increasing at aerospace OEMs

2Q 2022 Organic Revenue[1] by End Market


Aerospace 11%
Ground Transportation 33%
Industrial Products and Other 18%
Packaging 19%
Building and Construction 19%

End Market	Revenue year-over-year change	Organic revenue year-over-year change	Revenue sequential change
Ground Transportation	38%	10%	15%
Building and Construction	37%	29%	13%
Packaging	88%	47%	30%
Industrial Products and Other	12%	(11%)	7%
Aerospace	65%	50%	19%

1) Organic revenue is a non-GAAP financial measure. Management believes this measure is meaningful to investors as it presents revenue on a comparable basis for all periods presented due to the impact of changes in aluminum prices, divestitures, and foreign currency fluctuations relative to the prior year period. See appendix for non-GAAP financial measure reconciliations.

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 2Q 2022 Financial Highlights  Sales of $2.5 billion, up 41% year over year (17% organically)  Net income of $114 million, or $1.05 per share, compared with a net loss of $427 million, or $3.89 per share, in 2Q 2021. 2Q 2022 net income includes after-tax net foreign currency gains of $48 million. 2Q 2021 net loss includes an after-tax non-cash pension settlement charge of $423 million  Adjusted EBITDA of $204 million, up 9% year over year   Cash provided from operations was $162 million and capital expenditures were $33 million  Quarter-end cash balance was $252 million with total cash and liquidity of approximately $1.4 billion  Repurchased ~1.3 million shares for ~$37 million. Since program inception in May 2021 through 2Q 2022 end, repurchased ~6.7 million shares for ~$214 million of the $300 million two-year authorization  Adjusted EBITDA 2Q 2020 – 2Q 2022 ($M)  6  See appendix for non-GAAP financial measure reconciliations.

 2Q 2022 Adjusted EBITDA Benefiting from Price Offsetting Inflation  Revenue  Adjusted EBITDA  $M  Year-over-Year %  $M  Year-over-Year %  2Q 2021  $1,801      $187      Price  166  9%  166  89%  Volume/Mix  139  8%  27  14%  Savings Net of Inflation  -  -  (154)  (82%)  Aluminum Price  456   25%  (17)  (9%)  FX/Other  (14)  (1%)  (5)  (3%)  2Q 2022  $2,548  41%  $204  9%  7  Reflects increase of aluminum price that is not passed through but offset over time through price increases in Building and Construction Systems.  See appendix for non-GAAP financial measure reconciliations.  1

2Q 2022 Year-over-Year Segment Results

	Revenue		Segment Adjusted EBITDA						Drivers
($M)	2Q 2021	2Q 2022	2Q 2021	Price	Volume/ Mix	Savings Net of Inflation	Other/ Aluminum	2Q 2022	
Rolled Products	**$1,474**	**$2,113**	**$173**	85	23	(103)	(4)	**$174**	▪ Price, volume, and mix offsetting net inflation ▪ Operational issues limited volume growth
Year-over-year change	*43%* *14% Organic*							*1%*	
Building and Construction Systems	**$257**	**$329**	**$35**	73	1	(38)	(18)[1]	**$53**	▪ Price continues to offset net inflation
Year-over-year change	*28%* *26% Organic*							*51%*	
Extrusions	**$70**	**$105**	**($8)**	8	3	(15)	-	**($12)**	▪ Operational issues driving underperformance ▪ Reassessing product portfolio
Year-over-year change	*50%* *43% Organic*							*(50%)*	

1) Reflects increase of aluminum price that is not passed through but offset over time through price increases. Includes ($17) of Aluminum Price and ($1) of FX/Other.
See appendix for non-GAAP financial measure reconciliations. Organic revenue is a non-GAAP financial measure. Management believes this measure is meaningful to investors as it presents revenue on a comparable basis for all periods presented due to the impact of changes in aluminum prices, divestitures, and foreign currency fluctuations relative to the prior year period. See appendix for non-GAAP financial measure reconciliations.

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 Ground Transportation  Semiconductor supply issues stabilizing, but production levels remain low compared to historical levels  Industrial Products and Other  Outlook reduced due to operational issues at Tennessee facility impacting industrial production in 2Q and 3Q 2022  Building and Construction  Market remains strong led by growth in North American non-residential construction  Packaging  Demand remains strong as Tennessee packaging volumes essentially reached full capacity by the end of 2Q 2022  Continued Russian supply chain and demand uncertainty in the remainder of the year  Aerospace  Outlook increased as demand for aerospace rolled products continues accelerating into 2H 2022  2022 Organic Revenue Outlook  2022 Organic Revenue  Year-over-Year Trajectory  9  Prior  Current  Prior  Current  Prior  Current  Prior  Current  Prior  Current  2022 Compared to  Prior Outlook

Phase 2 and 3 Organic Growth Projects On Time and On Budget

PHASE 2	STATUS	ON BUDGET	RUN RATE BY
Davenport Casting Pit Expansion	✓ IN TRIALS	✓	YE2023
Lancaster Hot Mill Upgrade	✓ ON TIME	✓	YE2023
PHASE 3			
Davenport Pit Optimization	✓ PLANNING	✓	YE2024
Davenport Hot and Cold Mill Debottlenecking	✓ PLANNING	✓	YE2024
Köfém Hot Mill and Slitter Debottlenecking	✓ PLANNING	✓	YE2024
Köfém Cast House Expansion	✓ PLANNING	✓	YE2024
Lancaster Additional Casting Pit #1	✓ PLANNING	✓	YE2025
Lancaster Industrial Growth	✓ PLANNING	✓	YE2025
Lancaster Additional Casting Pit #2	✓ PLANNING	✓	YE2025

Combined Phase 2 and 3 represent total capital expenditures of ~$650M and run-rate Adjusted EBITDA of ~$275M

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 Russia (Samara) Operations Update  11  Arconic announced on May 19, 2022 that it is pursuing a sale of the Samara operations  The company is having discussions with several potential buyers as well as authorities in the U.S. and Russia  The timing of any possible transaction remains uncertain  Samara operations continue to run normally, but are expected to be impacted by reduced exports due to sanctions in the second half of the year  2Q 2022 sales of $314 million compared with $234 million in 2Q 2021  2Q 2022 Adjusted EBITDA of $24 million compared with $24 million in 2Q 2021  Adjusted EBITDA is expected to be approximately $50-$80 million in 2022, compared with $87 million in 2021, impacted by uncertainty related to supply chain, demand conditions, and sanction and other trade restrictions  Quarter end cash of $121 million up from $79 million at year-end 2021 due to foreign currency impact and lower aluminum prices  Samara Facility 2021 Revenue  by End Market

Revised 2022 Outlook and Key Themes



Adjusted EBITDA ($M)
$870
$712
$820
$619
+15%-22%
+15%
2020
2021
2022E

($M)	Prior	Updated
Revenue[1]	$10,100 - $10,500	$9,600 - $10,000
Adjusted EBITDA[2]	$820 - $870	$820 - $870
Free cash flow[1,2]	~$250	~$300

- Positioned to deliver ~10% Adjusted EBITDA CAGR from 2022-2026
- Diverse exposure to growing end markets supports high-return organic investments
- Tennessee ramp up issues to be resolved in 3Q 2022 and full run rate production expected in 4Q 2022
- Kawneer sale transaction paused
- 2H 2022 Adjusted EBITDA expected to be weighted to 4Q 2022 due to 3Q 2022 maintenance outages and typical European seasonality
- Full-year 2022 Adjusted EBITDA expected to be at low end of guided range
- Phase 2 growth investments in Lancaster and Davenport on track for trials by year end and run rate production in 2023
- Continued execution of share repurchase program

1) Assumes average LME aluminum price of $2,500/mt and Midwest Premium of $700/mt. Assumes no factored receivables.
2) Arconic has not provided reconciliations of any forward-looking non-GAAP financial measures, such as adjusted EBITDA and free cash flow, to the most directly comparable GAAP financial measures because such reconciliations are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of metal price lag, foreign currency movements, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume. Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

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 Appendix

Reconciliation of Segment Adjusted EBITDA

($M)	Quarter ended		
	June 30, 2022	March 31, 2022	June 30, 2021
Total Segment Adjusted EBITDA[1]	$ 215	$ 215	$ 200
Unallocated amounts:			
Corporate expenses[2]	(10)	(9)	(10)
Stock-based compensation expense	(8)	(5)	(5)
Metal price lag[3]	30	(36)	(11)
Unrealized gains on mark-to-market hedging instruments and derivatives	21	2	–
Provision for depreciation and amortization	(62)	(60)	(62)
Restructuring and other charges[4]	(2)	(5)	(597)
Other[5]	(40)	(6)	(10)
Operating income (loss)	144	96	(495)
Interest expense	(26)	(25)	(25)
Other income (expenses), net[6]	35	(17)	(15)
(Provision) Benefit for income taxes	(38)	(12)	108
Net income attributable to noncontrolling interest	(1)	–	–
Consolidated net income (loss) attributable to Arconic Corporation	$ 114	$ 42	$ (427)

1) Arconic's profit or loss measure for its reportable segments is Segment Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization). The Company calculates Segment Adjusted EBITDA as Total sales (third-party and intersegment) minus each of (i) Cost of goods sold, (ii) Selling, general administrative, and other expenses, and (iii) Research and development expenses, plus each of (i) Stock-based compensation expense, (ii) Metal price lag (see footnote 3), and (iii) Unrealized (gains) losses on mark-to-market hedging instruments and derivatives (see below). Arconic's Segment Adjusted EBITDA may not be comparable to similarly titled measures of other companies' reportable segments.

   Effective in the first quarter of 2022, management modified the Company's definition of Segment Adjusted EBITDA to exclude the impact of unrealized gains and losses on mark-to-market hedging instruments and derivatives. This modification was deemed appropriate as Arconic is considering entering into additional hedging instruments in future reporting periods if favorable conditions exist to mitigate cost inflation. Certain of these instruments may not qualify for hedge accounting resulting in unrealized gains and losses being recorded directly to Sales or Cost of goods sold, as appropriate (i.e., mark-to-market). Additionally, this change was also applied to derivatives that do not qualify for hedge accounting for consistency purposes. The Company does not have a regular practice of entering into contracts that are treated as derivatives for accounting purposes. Ultimately, this change was made to maintain the transparency and visibility of the underlying operating performance of Arconic's reportable segments. Prior to this change, the Company had a limited number of hedging instruments and derivatives that did not qualify for hedge accounting, the unrealized impact of which was not material to Arconic's Segment Adjusted EBITDA performance measure. Accordingly, periods prior to the effective date of this change were not recast to reflect this change.

   Total Segment Adjusted EBITDA is the sum of the respective Segment Adjusted EBITDA for each of the Company's three reportable segments: Rolled Products, Building and Construction Systems, and Extrusions. This amount is being presented for the sole purpose of reconciling Segment Adjusted EBITDA to the Company's Consolidated net income (loss).

2) Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities.

3) Metal price lag represents the financial impact of the timing difference between when aluminum prices included in Sales are recognized and when aluminum purchase prices included in Cost of goods sold are realized. This adjustment aims to remove the effect of the volatility in metal prices and the calculation of this impact considers applicable metal hedging transactions.

4) In the quarter ended June 30, 2021, Restructuring and other charges includes $568 related to the settlement of a portion of the Company's U.S. defined benefit pension plan obligations as a result of the purchase of a group annuity contract ($549) and elections by certain plan participants to receive lump-sum benefit payments ($19).

5) Other includes certain items that impact Cost of goods sold and Selling, general administrative, and other expenses on the Company's Statement of Consolidated Operations that are not included in Segment Adjusted EBITDA, including those described as "Other special items" (see footnote 5 to the Reconciliation of Total Company Adjusted EBITDA presented elsewhere in this Appendix).

6) In the quarter ended June 30, 2022, Other income, net includes a $54 gain for the remeasurement of monetary balances, primarily cash, related to the Company's operations in Russia from rubles to the U.S. dollar. This gain was the result of a significant strengthening of the ruble against the U.S. dollar in the 2022 second quarter.

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Reconciliation of Total Company Adjusted EBITDA

($M)	Quarter ended								
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Net income (loss) attributable to Arconic Corporation	$ 114	$ 42	$ (38)	$ 16	$ (427)	$ 52	$ (64)	$ 5	$ (96)
Add:									
Net income attributable to noncontrolling interest	1	–	–	–	–	–	–	–	–
Provision (Benefit) for income taxes	38	12	19	11	(108)	16	(4)	10	(32)
Other (income) expenses, net[1]	(35)	17	15	15	15	22	1	27	16
Interest expense	26	25	26	26	25	23	21	22	40
Restructuring and other charges[2]	2	5	12	14	597	1	127	3	77
Impairment of goodwill[3]	–	–	65	–	–	–	–	–	–
Provision for depreciation and amortization	62	60	67	61	62	63	60	63	68
Stock-based compensation	8	5	7	8	5	2	5	6	5
Metal price lag[4]	(30)	36	(11)	21	11	(5)	(3)	16	10
Unrealized gains on mark-to-market hedging instruments and derivatives	(21)	(2)	–	–	–	–	–	–	–
Other special items[5]	39	5	13	(1)	7	5	8	13	11
Adjusted EBITDA	$ 204	$ 205	$ 175	$ 171	$ 187	$ 179	$ 151	$ 165	$ 99
Sales	$ 2,548	$ 2,191	$ 2,138	$ 1,890	$ 1,801	$ 1,675	$ 1,462	$ 1,415	$ 1,187
Adjusted EBITDA Margin	8.0%	9.4%	8.2%	9.0%	10.4%	10.7%	10.3%	11.7%	8.3%

Arconic's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for the following items: Provision for depreciation and amortization; Stock-based compensation; Metal price lag (see footnote 4); Unrealized (gains) losses on mark-to-market hedging instruments and derivatives (see below); and Other special items. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Special items are composed of restructuring and other charges, discrete income tax items, and other items as deemed appropriate by management. There can be no assurances that additional special items will not occur in future periods. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Arconic's operating performance and the Company's ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Effective in the first quarter of 2022, management modified the Company's definition of Adjusted EBITDA to exclude the impact of unrealized gains and losses on mark-to-market hedging instruments and derivatives. This modification was deemed appropriate as Arconic is considering entering into additional hedging instruments in future reporting periods if favorable conditions exist to mitigate cost inflation. Certain of these instruments may not qualify for hedge accounting resulting in unrealized gains and losses being recorded directly to Sales or Cost of goods sold, as appropriate (i.e., mark-to-market). Additionally, this change was also applied to derivatives that do not qualify for hedge accounting for consistency purposes. The Company does not have a regular practice of entering into contracts that are treated as derivatives for accounting purposes. Ultimately, this change was made to maintain the transparency and visibility of the underlying operating performance of Arconic. Prior to this change, the Company had a limited number of hedging instruments and derivatives that did not qualify for hedge accounting, the unrealized impact of which was not material to Arconic's Adjusted EBITDA. Accordingly, periods prior to the effective date of this change were not recast to reflect this change.

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 In the quarter ended June 30, 2022, Other income, net includes a $54 gain for the remeasurement of monetary balances, primarily cash, related to the Company’s operations in Russia from rubles to the U.S. dollar. This gain was the result of a significant strengthening of the ruble against the U.S. dollar in the 2022 second quarter.  In the year ended December 31, 2021, Restructuring and other charges includes $584 related to the settlement of a portion of the Company’s U.S. defined benefit pension plan obligations as a result of the purchase of a group annuity contract ($549-2Q21) and elections by certain plan participants to receive lump-sum benefit payments ($11-4Q21, $5-3Q21, $19-2Q21). In the year ended December 31, 2020, Restructuring and other charges includes a $198 settlement charge related to the annuitizations of a portion of the Company’s U.S. ($140-4Q20) and U.K. ($3-3Q20, $55-2Q20) defined benefit pension plan obligations and a $25 benefit (4Q20) for contingent consideration received related to the October 2018 sale of the Texarkana (Texas) rolling mill.  In the quarter ended December 31, 2021, Arconic completed its annual review of goodwill for impairment for each of its three reporting units: Rolled Products, Building and Construction Systems, and Extrusions. The results of this review indicated that the carrying value of the Extrusions reporting unit’s goodwill was fully impaired. Accordingly, in the quarter ended December 31, 2021, the Company recognized an impairment charge of $65. This impairment was primarily driven by a combination of market-based factors, including delays in aerospace market improvement and significant cost inflation, resulting in increasingly limited margin expansion. The Company had not previously identified any triggering events during 2021 prior to the annual review.  Metal price lag represents the financial impact of the timing difference between when aluminum prices included in Sales are recognized and when aluminum purchase prices included in Cost of goods sold are realized. This adjustment aims to remove the effect of the volatility in metal prices and the calculation of this impact considers applicable metal hedging transactions.  Other special items include the following:  • for the quarter ended June 30, 2022, costs related to a new labor agreement with the United Steelworkers ($19), a charge for two environmental remediation matters ($9), costs related to several legal matters, including Grenfell Tower ($3) and other ($4), and other items ($4);  • for the quarter ended March 31, 2022, costs related to several legal matters ($2), costs related to the packaging restart at the Tennessee rolling mill ($2), and other items ($1);  • for the quarter ended December 31, 2021, costs related to several legal matters, including Grenfell Tower ($4) and other ($2), costs related to both an equipment fire and packaging restart at the Tennessee rolling mill ($5), and other items ($2);  • for the quarter ended September 30, 2021, a partial reversal of a previously established reserve related to the Grasse River environmental remediation matter ($11), costs related to several legal matters ($7), and other items ($3);  • for the quarter ended June 30, 2021, a write-down of inventory related to the idling of both the remaining operations at the Chandler (Arizona) extrusions facility and the casthouse operations at the Lafayette (Indiana) extrusions facility ($4) and costs related to several legal matters ($3);  • for the quarter ended March 31, 2021, costs related to several legal matters, including Grenfell Tower ($4) and other ($1);  • for the quarter ended December 31, 2020, costs related to several legal matters ($5) and other items ($3);  • for the quarter ended September 30, 2020, costs related to several legal matters, including Grenfell Tower ($4) and other ($2), a write-down of inventory related to the idling of the casthouse operations at the Chandler (Arizona) extrusions facility ($5), and other items ($2); and  • for the quarter ended June 30, 2020, costs related to several legal matters, including a customer settlement ($5), Grenfell Tower ($3), and other ($3).  16  Reconciliation of Total Company Adjusted EBITDA (cont’d)

Adjusted EBITDA to Free Cash Flow Bridge

($M)	Quarter ended					
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Adjusted EBITDA[1]	$204	$205	$175	$171	$187	$179
Change in working capital[2]	(49)	(200)	11	(126)	(51)	(230)
Cash payments for:						
Environmental remediation	(2)	(4)	(40)	(23)	(4)	(17)
Pension contributions[3]	(9)	(4)	(2)	(3)	(252)	(201)
Other postretirement benefits	(8)	(8)	(10)	(9)	(10)	(10)
Restructuring actions	(1)	(2)	(4)	(2)	(4)	(5)
Interest	(23)	(29)	(22)	(28)	(22)	(18)
Income taxes	(23)	(4)	(10)	(4)	(6)	(6)
Capital expenditures	(33)	(95)	(61)	(51)	(44)	(28)
Other[4]	73	(57)	(2)	(18)	(5)	14
Free Cash Flow[5]	$129	$(198)	$35	$(93)	$(211)	$(322)

1) Adjusted EBITDA is a non-GAAP financial measure. See Reconciliation of Total Company Adjusted EBITDA presented elsewhere in this Appendix for (i) Arconic's definition of Adjusted EBITDA, (ii) management's rationale for the presentation of this non-GAAP measure, and (iii) a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure.

2) Arconic's definition of working capital is Receivables plus Inventories less Accounts payable, trade.

3) In January 2021, the Company contributed a total of $200 to its two funded U.S. defined benefit pension plans, comprised of the estimated minimum required funding for 2021 of $183 and an additional $17. In April 2021, the Company contributed a total of $250 to its two funded U.S. defined benefit pension plans to maintain the funding level of the remaining plan obligations not transferred under a group annuity contract.

4) Other includes the impact of metal price lag as follows: 2Q 2022-$30; 1Q 2022-$(36); 4Q 2021-$11; 3Q 2021-$(21); and 2Q 2021-$(11). See footnote 4 in Reconciliation of Total Company Adjusted EBITDA presented elsewhere in this Appendix for additional information on metal price lag.

5) Arconic's definition of Free Cash Flow is Cash from operations less capital expenditures. Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand the Company's asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

2Q 2022: Cash provided from operations of $162 less capital expenditures of $33 = free cash flow of $129

4Q 2021: Cash provided from operations of $96 less capital expenditures of $61 = free cash flow of $35

2Q 2021: Cash used for operations of $(167) less capital expenditures of $44 = free cash flow of $(211)

1Q 2022: Cash used for operations of $(103) less capital expenditures of $95 = free cash flow of $(198)

3Q 2021: Cash used for operations of $(42) less capital expenditures of $51 = free cash flow of $(93)

1Q 2021: Cash used for operations of $(294) less capital expenditures of $28 = free cash flow of $(322)

ARCONIC

17

 Reconciliation of Organic Revenue by End Market  Organic revenue is a non-GAAP financial measure. Management believes this measure is meaningful to investors as it presents revenue on a comparable basis for all periods presented due to the impact of changes in aluminum prices and foreign currency fluctuations relative to the prior year period.  ($M)  Ground  Building and  Industrial and  2Q21  Transportation  Construction  Aerospace  Packaging  Other  Total  Revenue  $634   $308  $151   $276  $432  $1,801   2Q22  Revenue  $872   $423   $249   $518   $485   $2,547  Less:  Aluminum price impact  180   39   22   113   102   456   Foreign currency impact  (3)  (12)  1  (1)   -  (15)   Organic Revenue  $695   $396   $226   $406   $383   $2,106   18

 Reconciliation of Organic Revenue by Total Company and Segment  Organic revenue is a non-GAAP financial measure. Management believes this measure is meaningful to investors as it presents revenue on a comparable basis for all periods presented due to the impact of changes in aluminum prices and foreign currency fluctuations relative to the prior year period.  ($M)  Quarter Ended  June 30,  2021  2022  Arconic Corporation              Revenue  $1,801   $2,547   Less:              Aluminum price impact  n/a  456   Foreign currency impact  n/a     (15)      Organic Revenue  $1,801  $2,106   Rolled Products              Revenue  $1,474   $2,113  Less:              Aluminum price impact  n/a     434      Foreign currency impact  n/a  (2)  Organic Revenue  $1,474      $1,681      Building and Construction Systems  Revenue  $257      $329      Less:  Aluminum price impact  n/a     16      Foreign currency impact  n/a  (12)  Organic Revenue  $257      $325      Extrusions  Revenue  $70      $105      Less:  Aluminum price impact  n/a  6   Foreign currency impact  n/a     (1)      Organic Revenue  $70   $100   19

2022 Guidance: EBITDA to Free Cash Flow Walk

($M)	**2022E**
Adjusted EBITDA	$820-$870
Pension contributions and other postretirement benefits, net of service cost	~(45)
Environmental remediation	~(15)
Interest	~(105)
Income taxes and other	~(85)
Sustaining capital expenditures	~(160)
Free cash flow before investment in growth	~$410-$460
Return-seeking capital expenditures	~(120)
Working capital use	~(15)
Free cash flow[1]	~$300

ARCONIC

1) Assumes average LME aluminum price of $2,500/mt and Midwest Premium of $700/mt.

20

Gross Pension Liability to Decline Substantially as Interest Rates Rise  21  Estimated U.S. Pension Plan Funded Status at YE20221  Source: WTW & Mercer Investments, LLC.  The FY2022 discount rate is based on the 12/31/2021 WTW 60th-90th RATELink yield curve resulting in a weighted average discount rate of 2.96%.   The impact on the combined gross pension and OPEB liabilities of a change in the weighted average discount rate of 25 basis points would be approximately $100 million  For the U.S. gross pension liability alone, a change in the weighted average discount rate of 100 basis points would change gross liability by approximately $250 million  Annualized Asset Return  Weighted Average Discount Rate  0%  2%  4%  2.96%  (FY2022)  ($605M)  ($571M)  ($537M)  4.0%  ($350M)  ($316M)  ($282M)  5.0%  ($148M)  ($115M)  ($81M)

 Legacy Pension and OPEB Cash Obligations Down Substantially  Annualized Asset Return  12/31/2022  12/31/2023  12/31/2024  0%  ($605M)  ($653M)  ($701M)  2%  ($571M)  ($587M)  ($605M)  4%  ($537M)  ($520M)  ($504M)  U.S. Qualified Pension Discretionary Contributions  $22M  $30M-$32M  $21M-$31M  Other Pension Contributions and Benefit Payments  ~$10M  ~$10M  ~$10M  OPEB Benefit Payments  $29M  $27M  $27M  Estimated U.S. Pension Plan Funded Status  Source: WTW & Mercer Investments, LLC.  Discount rate used to project the pension obligations as of 12/31/2022, 12/31/2023 and 12/31/2024 is based on the 12/31/2021 WTW 60th-90th RATELink yield curve resulting in a weighted average discount rate of 2.96% for the qualified pension plans combined.   Assets for the U.S. qualified pension plans were projected assuming 0%, 2% or 4% annualized return reflecting the discretionary contributions shown above and expected benefit payments.   No potential risk management activity, such as annuitizations, were reflected   Expected Annual Cash Contributions and Benefit Payments  22